Exhibit 99.1

Abu Dhabi Islamic Bank PJSC Invitation to the Shareholders to subscribe for New Shares in a Rights Issue

Abu Dhabi Islamic Bank PJSC ("ADIB" or the "Bank") hereby invites its shareholders to subscribe for new shares, by way of a rights issue (the "Invitation"), as approved by the General Assembly of the Bank (the "General Assembly"), the Central Bank of the United Arab Emirates ("UAE") (the "Central Bank") and the Capital Market Authority (the "Authority" or "CMA").

1.	Decision of the Share Capital Increase:

On 25 August 2026, the Board of Directors of the Bank (the "Board of Directors") approved the increase of the Bank's issued share capital by up to AED 106,383,000 (One Hundred Six Million Three Hundred Eighty Three Thousand Dirhams) from AED 3,632,000,000 (Three Billion Six Hundred Thirty Two Million Dirhams) to up to AED 3,738,383,000 (Three Billion Seven Hundred Thirty Eight Million Three Hundred Eighty Three Thousand Dirhams), by way of a rights issue (the "Rights Issue") and approved recommending to the General Assembly to approve the increase in the share capital.

The capital increase will be executed by issuing up to 106,383,000 (One Hundred Six Million Three Hundred Eighty-Three Thousand) new ordinary shares (the "New Shares" and each a "New Share"). The New Shares will be issued at an issue price of AED 16.45 (Sixteen Dirhams and Forty-Five Fils), per New Share (the "Issue Price"), reflecting the nominal value of AED 1.00 (one Dirham) per New Share and a share premium of AED 15.45 (Fifteen Dirhams and Forty-Five Fils) per New Share. The Issue Price has been determined based on the Bank's share price listed on the Abu Dhabi Securities Exchange ("ADX"). This represents a discount of 28.8 per cent to the price of each of the Bank's ordinary shares on the ADX at the close of trading session on 24 August 2026.

The General Assembly held its meeting on 6 October 2026 and the following was resolved (1) approved the Board of Directors' report which indicates the Bank's plan concerning the capital increase as well as the use of proceeds of the capital increase; (2) approved the increase in the share capital of the Bank by up to AED 106,383,000 (One Hundred Six Million Three Hundred Eighty Three Thousand Dirhams) by way of a rights issue by issuing up to 106,383,000 (One Hundred Six Million Three Hundred Eighty Three Thousand) New Shares at an Issue Price of AED 16.45 (Sixteen Dirhams and Forty Five Fils), representing the nominal value of AED 1.00 (One Dirham) per New Share and a share premium of AED 15.45 (Fifteen Dirhams and Forty Five Fils) per New Share (the "Share Capital Increase"), provided that the New Shares (as defined in paragraph 2 below) are offered to all existing shareholders of the Bank for subscription on a pro-rata basis; (3) approved granting the Board the full authority to take all actions required to implement and execute the Share Capital Increase pursuant to the provisions of the Federal Decree by Law Number 32 of 2021 Concerning Commercial Companies as amended ("CCL") and the regulations issued by the Capital Market Authority and approved granting the Board the full authority to accept the amount that will be subscribed for without offering the remaining shares (if any) for public subscription; (4) approved the amendment of Article (6) of the Articles of Association ("AoA") of the Bank to reflect the Share Capital Increase; (5) authorised the Chairman of the Board or any person authorised by him to take all necessary procedures and actions to implement the above mentioned resolutions relating to the Share Capital Increase. This authorisation shall include, without limitation, the authority to sign all documents required to implement the Rights Issue and the Share Capital Increase, to contact and negotiate with any individual or entity (whether official or not) within the UAE, and undertake the necessary procedures to amend the Bank's AoA; and to determine the terms of the Rights Issue, and subscription period of the Rights Issue and to accept the amount subscribed for in the Share Capital Increase by the rights holders without offering the remaining shares (if any) for public subscription, and to determine the final number of shares to be issued and the new share capital of the Bank. The authorised person shall have full discretion to take any action deemed necessary or appropriate to ensure the successful execution of the Share Capital Increase.

2.	Amount of the Share Capital Increase and Issue Price:

The Rights Issue will increase the issued share capital of the Bank by an amount up to AED 106,383,000 (One Hundred Six Million Three Hundred Eighty Three Thousand Dirhams) from AED 3,632,000,000 (Three Billion Six Hundred Thirty Two Million Dirhams) to up to AED 3,738,383,000 (Three Billion Seven Hundred Thirty Eight Million Three Hundred Eighty Three Thousand Dirhams), by creating and issuing up to 106,383,000 (One Hundred Six Million Three Hundred Eighty Three Thousand) new ordinary shares (the "New Shares" and each a "New Share"). The New Shares will be issued at an issue price of AED 16.45 (Sixteen Dirhams and Forty Five Fils) per New Share (the "Issue Price"), reflecting the nominal value of AED 1.00 (One Dirham) per New Share and a share premium of AED 15.45 (Fifteen Dirhams and Forty Five Fils) per New Share, implying a rights issue size of up to AED 1,750,000,000. This represents a discount of 28.8 per cent to the price of each of the Bank's ordinary shares on the ADX at the close of trading session on 24 August 2026.

3.	General Information on the Bank and Summary of the Rights Issue:
•	Bank Name: Abu Dhabi Islamic Bank PJSC.
•	Registration Number and Date with the Competent Authority: Trade License No. CN-1001923 issued on 22/01/2026.
•	Head Office: Abu Dhabi, UAE.
•	Purpose of the Bank: Abu Dhabi Islamic Bank PJSC is a public joint stock company duly incorporated in the Emirate of Abu Dhabi, UAE, and licensed to carry out banking activities in accordance with the principles of Islamic Sharia and the applicable laws and regulations of the UAE. The Bank's principal purpose is to undertake Sharia-compliant commercial, investment, and financing activities and to provide a full range of Islamic banking products and services in accordance with its AoA.
•	Current Share Capital: AED 3,632,000,000 (Three Billion Six Hundred Thirty Two Million Dirhams)
•	Current Number of Shares: 3,632,000,000 (Three Billion Six Hundred Thirty-Two Million).
•	Nominal Value of each Share: AED 1.00 (One Dirham).
•	Eligibility Date: 2 November 2026. Shareholders registered in the Bank's shareholder register as at the close of business of the Abu Dhabi Central Securities Depository on 2 November 2026 will receive subscription rights. To be eligible for the rights on the aforementioned date, shareholders must ensure that any purchase orders for shares of the Bank are executed at least two days prior to this date, on or before 29 October 2026, in order to carry out the settlement of such share purchase transactions on ADX (which requires two days after the purchase date).

•	Date of Listing of the Rights on the ADX: 4 November 2026
•	Subscription Period for the New Shares by Rights Holders (Start and End Dates): from 10 November 2026 to 24 November 2026.
•	Eligible Persons: All rights holders as of the Eligibility Date, subject to the restrictions set out in the AoA and the applicable laws of the UAE.
•	Registered Shareholder: Any shareholder registered in the Bank's shareholders' register at the close of trading on ADX as of the Eligibility Date.
•	Rights: The rights are tradable securities that entitle their holders to subscribe for the New Shares. Each registered shareholder as of the Eligibility Date will receive one (1) right for every 34.14 shares held on that date. Each right entitles its holder to subscribe for one (1) new share at the Issue Price. Fractions in the number of rights will be rounded down to the nearest whole number.

•	The rights will be deposited into the same depository accounts, brokerage accounts, or custody accounts of the registered shareholders in which their existing shares are held, each separately. The rights will appear in each registered shareholder's account under a new symbol "ADIBRI26" specifically identifying such rights. Registered shareholders must ensure that their names are recorded in the Bank's share register maintained by the Abu Dhabi Central Securities Depository and that they have an ADX National Investor Number ("NIN") or shareholder number in order to receive or exercise their rights.

If registered shareholders do not exercise their rights to subscribe for the New Shares in the context of the Rights Issue by no later than the final deadline for submitting subscription applications and paying the subscription price in full, as set out in this invitation. If such registered shareholders fail to participate in the Rights Issue, the proportion represented by their existing shares in the share capital of the Bank will be reduced and consequently their ownership percentage and voting rights in the Bank will be diluted.

•	Important Notice: The Rights are not shares in the Company, and purchasing them does not automatically entitle the holder to receive the new shares. The rights holder must submit a subscription application and pay the Issue Price during the subscription period, in addition to any amount paid to purchase the rights, if applicable. If the rights holder neither sells the rights during the trading period nor exercises them by subscribing during the subscription period, the rights will expire without the holder receiving any shares in return, and the holder will lose the entire amount paid to purchase the rights.

•	New Shares Offered: up to 106,383,000 New Shares.
•	Issue Price: New Shares will be issued at an issue price of AED 16.45 per New Share, reflecting the nominal value of AED 1.00 per New Share and a share premium of AED 15.45 per New Share.
•	Capital Increase: From AED 3,632,000,000 to up to AED 3,738,383,000.
•	Percentage of the Capital Increase: The issued share capital of the Bank will be increased by up to 2.929%.
•	Purpose of the Capital Increase:
•	To support the Bank's next phase of growth under Vision 2035, while continuing to create sustainable long-term value for shareholders.
•	Share Premium: The premium received shall be added to the Bank's legal reserve even if it exceeds half of the Bank's issued share capital.
•	Dividends: The New Shares will rank pari passu with the Bank's existing shares including the right to receive all future dividends and other distributions declared, made or paid after the date of listing the New Shares on the ADX (as defined in paragraph 4 below).
•	Listing Venue: Abu Dhabi Securities Exchange (ADX).
•	Auditor: KPMG Lower Gulf Limited.
•	Lead Manager and Bookrunner: Abu Dhabi Islamic Bank PJSC.
•	Sole Receiving Bank: Abu Dhabi Islamic Bank PJSC.
•	Legal Advisors:
•	UAE Legal Advisor: IBRAHIM .N. PARTNERS
•	International Legal Advisor: CLEARY GOTTLIEB STEEN & HAMILTON LLP

Note: The Internal Shariah Supervisory Committee of the Bank has confirmed that the issuance of New Share by way of Rights Issue is compliant with Shariah principles. Investors should undertake their own due diligence to ensure that the Share Capital Increase is Shariah compliant for their own purposes.

4.	Subscription Conditions:
•	Right to Subscribe:
•	The Rights Issue will be conducted through the issue of tradable securities (the "Rights" and each a "Right"), pursuant to the Resolution of the Authority's Chairman of the Board No. 11/RM of 2016 on the Regulations for Issuing and Offering Shares of Public Joint Stock Companies (as amended), to registered shareholders of the Bank (the "Shareholders" and each a "Shareholder") as at the close of business of the ADX on 2 November 2026 (the "Eligibility Date") in the amount of 1 Right for every 34.14 ordinary shares of the Bank held on such date.

The number of Rights will be rounded down to the nearest whole number of Rights and Shareholders will not receive a Right in respect of the fraction of any Rights. Rights will be deposited into the depository account, brokerage account, or custody account of each Shareholder where his or her existing shares are held within one day of the Eligibility Date. Shareholders who hold Rights to subscribe for New Shares but do not wish to exercise their Rights, may sell their Rights to other investors via brokers registered and licensed by the ADX.

Shareholders who do not exercise their Rights to subscribe for New Shares during the Subscription Period (as defined below) will have their percentage shareholding interest in the Bank diluted immediately after the listing of the New Shares, without affecting the number of shares registered for any of them.

•	Trading in the Rights Issue:

The Abu Dhabi Central Securities Depository will coordinate with brokerage firms and custodians to add the balance of the Shareholders' Rights in the amount of 1 Right for every 34.14 ordinary shares held on the Eligibility Date to their respective accounts maintained by the respective brokerage firms. This will allow Shareholders to trade their Rights, whether to sell some or all of their Rights or to buy additional Rights, within the below period (the "Rights Trading Period"):

-	First Day of Trading the Rights on ADX: 4 November 2026
-	Last Day of Trading the Rights on ADX: 16 November 2026
•	Subscription period:

Subscription for New Shares will take place within the below period (the "Subscription Period"). During the Subscription Period, the holders of Rights, which includes Shareholders and any persons who purchased Rights during the Rights Trading Period (the "Eligible Persons" and each an "Eligible Person"), will be allowed to exercise their Rights to subscribe for New Shares at the Issue Price.

–	Subscription Opening Date: 10 November 2026
–	Subscription Closing Date: 24 November 2026
•	Subscription for Additional New Shares:

Eligible Persons may also apply for additional New Shares at the Issue Price (the "Additional New Shares"), which will be allocated in the event that any unsubscribed New Shares remain, either as a result of the consolidation of the unallocated fractional entitlements to New Shares or the failure by Eligible Persons to exercise their Rights in full to subscribe for New Shares.

Additional New Shares will be allocated, on a pro rata basis, to those Eligible Persons who subscribed for such Additional New Shares, based on the number of Additional New Shares requested by such Eligible Persons.

Allocation of New Shares and Additional New Shares (if any) shall comply with the Ownership Limitations (as defined below) and the allotment policy set out in paragraph 6 below.

•	Committed Subscriptions:

Emirates International Investment Company LLC ("EIIC"), the Bank's largest shareholder, has confirmed that it intends to fully exercise its rights and subscribe for its entire pro rata allocation of new shares pursuant to the Rights Issue. This demonstrates EIIC's continued commitment to supporting the Bank's growth strategy and Vision 2035.

•	Ownership Limitations:

All of the ordinary shares of the Bank are nominal shares and fully paid-up subscription and may be owned by any natural or legal person (corporate entity) provided that any natural or legal persons who are non-UAE nationals may not hold more than forty per cent (40%) of the total shareholding of the Bank. No shareholder whether jointly or severally, directly or indirectly in their personal (natural) or legal capacity is allowed to own more than five per cent (5%) of the total shareholding of the Bank except for Emirates International Investment Company, which is a strategic shareholder.

5.	How to Subscribe for New Shares:
•	Subscription Applications:

Subscription applications are available at any of the branches of the Sole Receiving Bank listed in paragraph 11 below.

Each Eligible Person (or the representative of an Eligible Person) may submit a subscription application (i) in the case of a subscription application by a natural person, in his or her personal name (unless he or she is acting as a representative for an Eligible Person, in which case the subscription application will be submitted in the name of such Eligible Person) or (ii) in the case of a subscription application by a corporate entity, in its corporate name.

Eligible Persons (or the representative of an Eligible Person) must complete all of the relevant fields in the subscription application and submit it along with all required documents to the Sole Receiving Bank together with the subscription amount during the Subscription Period.

The completed subscription application should be clear and fully legible. If it is not, the Sole Receiving Bank shall refuse to accept the subscription application from the Eligible Person until the latter satisfies all the required information or documentation before the close of the subscription.

Subscription for New Shares would deem the Eligible Person to have accepted the terms of this Invitation and the AoA of the Bank and complied with all the resolutions issued by the General Assembly. Any conditions added to the subscription application shall be deemed null and void. The subscription application should only be fully completed after reviewing this Invitation and the Bank's AoA. The subscription application then needs to be submitted to any of the Sole Receiving Bank's participating branches mentioned under paragraph 11 or through electronic channels as provided below.

Once a subscription application is submitted during the Subscription Period, such application may not be withdrawn or cancelled.

Each Eligible Person or his or her representative shall affirm the accuracy of the information contained in the subscription application in the presence of the bank representative in front of whom the subscription application is made. Each subscription application shall be clearly signed or certified by the Eligible Person or his or her representative.

•	Electronic Subscription through ADIB:

Account holders with ADIB can subscribe via the bank's online internet banking and mobile application channel. Eligible Persons can access online banking or mobile application using their relevant username and password (as is customary with these channels). This will be deemed sufficient for the purposes of identification and accordingly the supporting documentation in relation to the subscription application set out elsewhere in this Invitation will not apply to electronic applications.

•	ADX ePortal subscription:

Applying for New Shares and Additional New Shares through ADX ePortal subscriptions:

•	For Arabic – visit https://www.adx.ae/ar-ae/investors/ipo-overview
•	For English – visit https://www.adx.ae/investors/ipo-overview

Refer to the "ADX IPO ePortal Subscription Instructions" page and follow the instructions. Click on the IPO Subscription Link. If you have any queries about any of the above, please contact the ADX by telephone on 6005-239(ADX)-23 or by email on ePortalOps@adx.ae.

The Sole Receiving Bank may reject subscription applications submitted by any applicant for any of the following reasons:

•	If the Eligible Person's details are not found in the final share register of the Bank as at the Eligibility Date;
•	the subscription application form is not complete or is not correct with regard to the amount paid or submitted documents (and no offer participants, including ADIB, is liable if an Eligible Person does not receive an allotment of New Shares if the address of the Eligible Person is not filled in correctly);
•	the subscription amount is paid using a method that is not a permitted method of payment;
•	the subscription amount provided with the subscription application does not match the minimum required investment or the increments set for New Shares;
•	the completed subscription application form is not clear and fully legible;
•	the Manager's Cheque (as defined below) is returned for any reason;
•	if the amount in the bank account mentioned in the subscription application form is insufficient to pay for the subscription amount mentioned in the subscription application form or the Sole Receiving Bank is unable to apply the amount towards the subscription whether due to signature mismatch or any other reasons;
•	if the Rights are not listed under the investor number or if the NIN or the shareholder number are incorrect;
•	if the subscription application is otherwise found not to be in accordance with the terms of this Invitation;
•	if the applicant is a natural person and is found to have submitted the subscription application other than in his or her personal name (unless he or she is acting as a representative for an Eligible Person);
•	an Eligible Person has not adhered to the rules applicable to the New Shares;
•	if it is otherwise necessary to reject the subscription application to ensure compliance with the provisions of the CCL, the Bank's AoA, this Invitation or the requirements of the CMA or the ADX; or
•	if for any reason the FTS/online/mobile subscription channels fail or the required information in the special fields is not enough to process the application.

The Sole Receiving Bank may reject the application for any of the reasons listed above at any time until allocation of the New Shares and has no obligation to inform the applicants before the notification of the allocation of New Shares to applicants.

Timing of Payment: The total subscription amount for the New Shares and any Additional New Shares subscribed for shall be paid upon submitting the subscription application.

Methods of Payment: The subscription application must be submitted by an Eligible Person (or the representative of an Eligible Person) to one of the Sole Receiving Bank participating branches listed in paragraph 11 below during the Subscription Period. The NIN with the ADX and the International Bank Account Number (IBAN) must be provided together with payment in full for the amount of New Shares and Additional New Shares, an applicant wishes to subscribe for, which is to be paid in one of the following ways:

a)	Certified bank cheque ("Manager's Cheque") drawn from a bank licensed and operating in the UAE, in favour of "Abu Dhabi Islamic Bank - Right Issue 2026 SUBSCRIPTION-MANAGER CHEQUES";
b)	Debiting an Eligible Person's account with the Sole Receiving Bank; or
c)	Electronic subscriptions (please refer to the sections on electronic subscriptions above).
•	Details of the Eligible Person's IBAN must be provided in the subscription application form even if the subscription amount will be paid by Manager's Cheque. The subscription amount shall not be paid or accepted by the Sole Receiving Bank using any of the following methods:
-	in cash;
-	cheques (not certified); or
-	any other mode of payment other than those mentioned above.
•	Sole Receiving Bank: Subscription applications shall be received by the Sole Receiving Bank through any of its participating branches listed in paragraph 11 below.
•	Refunds: Refunds will be given to holders of Rights who did not receive the number of New Shares or Additional New Shares that they subscribed for. Refunds shall be made no later than five (5) business days from the Date of Allocation of the New Shares or Additional New Shares.
•	The amount to be refunded (i) shall be returned to the relevant Eligible Person's IBAN with the Sole Receiving Bank or (ii) if payment of the subscription amount was made by Manager's Cheque, by sending a cheque to the relevant Eligible Person at the address stated in the subscription application or (iii) if payment was made via FTS it shall be returned to the relevant Eligible Person via FTS mode.

6.	Allotment Policy

Subject to the Ownership Limitations and the Bank's AoA, the allocation of the New Shares and Additional New Shares will be as stated, and in the same order of priority, below:

•	First, to Eligible Persons who subscribe for New Shares in an amount equal to the number of New Shares for which they have applied, to the extent that such number is equal to or less than the number of Rights they respectively hold at the end of the Rights Trading Period.
•	Second, to the extent that any New Shares remain unsubscribed thereafter, to Eligible Persons who subscribe for Additional New Shares in an amount equal to the number of Additional New Shares for which they have applied in excess of the number of Rights they respectively hold.

The allocation of Additional New Shares to Eligible Persons who have subscribed for Additional New Shares will be allocated after allocations to Eligible Persons who have subscribed for a number of New Shares equal to or less than the number of Rights they hold on a pro rata basis, scaled back (if necessary) in accordance with the proportion that the number of Additional New Shares requested by the Eligible Person represents to the total number of Additional New Shares requested by all Eligible Persons who subscribed for Additional New Shares. Therefore, there is no guarantee that Eligible Persons applying for Additional New Shares will receive the number of Additional New Shares for which they applied. No Eligible Person will receive more New Shares than the number for which they subscribed for during the Subscription Period.

7.	Required Documents for Eligible Persons:

Eligible Persons shall submit the following documents, along with their subscription applications:

A.	For individuals who are UAE nationals, UAE residents, or nationals of any other country:
a)	the NIN with the ADX;
b)	the original and a photocopy of his/her Emirates ID or Passport; and
c)	the Eligible Person (or the representative of an Eligible Person) must be present physically at any of the participating branches of the Sole Receiving Bank listed in paragraph 11 below to sign the application.

In case the signatory is different from the Eligible Person (or the representative of the Eligible Person), the following must be submitted:

a)	a duly notarized power of attorney to act on behalf of the Eligible Person held by the signatory or a certified copy by a notary public or another duly regulated person or body in the UAE;
b)	an original and a copy of the passport/Emirates ID of the signatory for verification of signature; and

c) a copy of the passport/Emirates ID of the Eligible Person for verification of signature; or In case the signatory is a guardian of a minor, the following must be submitted:

a)	an original and a copy of the guardian's passport/Emirates ID for verification of signature;
b)	an original and a copy of the minor's passport; and
c)	if the guardian is appointed by the court, an original and a copy of the guardianship deed attested by the court and other competent authorities (e.g. notary public).
B.	For applications where the method of payment is:
•	Direct Debit: the account holder or authorised signatory should be physically present at any of the participating branches of the Sole Receiving Bank listed in paragraph 11 below to authorise the transaction.
•	Manager's Cheque: the Eligible Person or the representative of the Eligible Person can provide the Manager's Cheque at any of the participating branches of the Sole Receiving Bank listed in paragraph 11 below with no further documentation.

For more information about the required documents for Eligible Persons, please see the FAQs published on the Bank's website.

C.	Corporate bodies including banks, financial institutions, investment funds, other companies and establishments (i.e. juridical persons):
•	UAE registered corporate bodies:
a)	Eligible Persons should have an NIN with the ADX;

b)	The original and a copy of a trade license or commercial registration for verification or a certified copy by a notary public or another duly regulated person or body in the UAE;
c)	The original and a copy of the document that authorizes the signatory to sign on behalf of the Eligible Person, to represent the Eligible Person, to submit the application- and to accept the terms and conditions stipulated in this Invitation and in the subscription application form; and

d)	The original and a copy of the passport/Emirates ID of the signatory.
•	Foreign corporate bodies: the documents will differ according to the nature of the corporate body and its domicile. Accordingly, please consult with the Lead Manager and Bookrunner to obtain the list of required documents.
D.	For applications where the method of payment is:
•	Direct Debit: the authorised signatory on the account should be physically present at any of the branches of the Sole Receiving Bank listed in paragraph 11 below to authorise the transaction.
•	Manager's Cheque: the representative of the corporate body can provide the Manager's Cheque at any of the participating branches of the Sole Receiving Bank listed in paragraph 11 below with no further documentation.

For more information about the required documents for Eligible Persons, please see the FAQs published on the Bank's website.

8.	Procedures of Subscription:

The subscription application must be submitted by Eligible Persons (or the representative of an Eligible Person) to any of the participating branches of the Sole Receiving Bank listed in paragraph 11 below and the Eligible Person's bank account number must be provided, together with the amount to be used to purchase or subscribe for the New Shares and any Additional New Shares, which is to be paid in one of the following ways:

-	Manager's Cheque drawn on a bank licensed and operating in the UAE, in favour of "Abu Dhabi Islamic Bank - Right Issue 2026 SUBSCRIPTION- MANAGER CHEQUES";

-	Debiting the Eligible Person's account with the Sole Receiving Bank;
-	FTS mode; or
-	Electronic subscriptions for customers of the Sole Receiving Bank.

Eligible Persons (or the representative of an Eligible Person) choosing the FTS mode will be required to provide their updated Investor Number at the ADX along with the value of New Shares and any Additional New Shares subscribed for, Broker Name and mobile number in the special instructions field.

Account holders with the Bank (in its capacity as the Receiving Bank) can subscribe via ADIB's website https://www.adib.ae/ Accessing the online portal identified with a Customer ID and registered mobile number, or by UAE Pass, as is customary with electronic banking transactions, will be deemed sufficient for the purpose of identification and the documentation requirement will not be applicable to such Eligible Persons.

Important dates relevant to the methods of payment of the subscription amounts:

-	Subscription amounts paid by Manager's Cheque must be submitted on or before 12pm on 21 November 2026, being two (2) days before the end of the Subscription Period.
-	Subscription applications received through FTS and SWIFT must be made on or before 12pm on 23 November 2026, being one (1) day before the end of the Subscription Period.
-	Subscription applications received through, Internet Banking, Mobile Application by debiting the Eligible Person's account with the Sole Receiving Bank must be done on or before 2pm on 24 November 2026, being the last day of the Subscription Period
9.	Contact Centre:

For any queries, please contact ADIB's call centre at 600 543216.

10.	Important Dates:
•	Date of publication of the invitation to subscribe for New Shares by way of Rights Issue: 12 October 2026

•	Eligibility Date for Rights (record date): 2 November 2026
•	First day of trading the Rights on the ADX: 4 November 2026
•	Last day of trading the Rights on the ADX: 16 November 2026
•	Subscription Opening Date: 10 November 2026
•	Subscription Closing Date: 24 November 2026
•	Date of Allocation: No later than five (5) business days from the Subscription Closing Date.
•	Refund Date: No later than five (5) business days from the Date of Allocation.
•	Commencement of Dealings in the New Shares: 18 December 2026.

We would like to remind all Shareholders and investors that a Rights holder is only able to sell his/her Rights before the close of the Rights Trading Period and that, he/she will not be able to sell or assign such Rights after the end of the Rights Trading Period. After the end of the Rights Trading Period, the Rights holder will only have the right to use his/her Rights to subscribe for New Shares. Rights holders will lose the value of their Rights if they do not sell them during the Rights Trading Period or use them to subscribe for New Shares during the Subscription Period.

We would also like to remind all Rights buyers that these Rights are not New Shares but rather a temporary financial instrument of a special nature derived from the original share and that if they do not use these Rights to subscribe for New Shares before the end of the Subscription Period, or sell the Rights before the end of the Rights Trading Period on the date specified in this Invitation, they will forfeit the full value of these Rights.

Important Note: The dates for the Rights Issue set out in this Invitation are expected dates and are subject to change, including if any date falls on an official holiday in the UAE. In such circumstances, details of the new dates will be notified to investors on the ADX website and on ADIB's website https://www.adib.ae/.

NOTICE TO ADIB SHAREHOLDERS IN THE UNITED STATES

The New Shares and the related Rights described herein have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold into the United States of America except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Rights may not be transferred or sold by U.S. holders except in an "offshore transaction" pursuant to Regulation S under the Securities Act.

This Rights Issue is made for the securities of a foreign (i.e., non-U.S.) company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included or referenced in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Bank is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Sole Receiving Bank:

Abu Dhabi Islamic Bank PJSC

P.O. Box 313

Abu Dhabi, UAE

Tel: 600 543216

11.	Participating Branches of the Sole Receiving Bank:

Abu Dhabi Islamic Bank PJSC

Emirate/ Region	Branch	Location	Working Hours	Rights Issue Working Hours	Contact
Al Ain	Al Ain Main	Central District - Hai Qesaidah - Abu Dhabi	8:00 - 14:00	8:00 - 02:00	03-7088667
	Tawam	Sheikh - 135th St Khalifa Bin Zayed St - opposite UAE university - Abu Dhabi	8:00- 8:00	8:00 - 01:30	03-7039655
	Bawadi Mall	Al Bawadi Mall, Ground Floor, Mizyad Area, Al Ain - Abu Dhabi	10:00 -10:00	10:00 - 02:00	03-7088661
	Oud AlToubah	Oud Al Toba street no.133 - Abu Dhabi	8:00-8:00	8:00 - 01:30	03-7039555
AUH Central Region	Sheikh Zayed Main Branch	Sheikh Rashid Bin Saeed ST-Al Muntazah-Zone 1 - Abu Dhabi	8:00 - 14:00	8:00 - 02:00	02 6934188
	Khalifa A City Branch	Street 16/21, Khalifa A City	8:00 - 14:00	8:00 - 02:00	02 5100661
	Al Bateen Branch	King Abdulla Bin Abdulaziz Al Saud St	8:00 - 14:00	8:00 - 02:00	02 510 0666
AUH East & Al Dhafra Region	Baniyas Branch	Bani Yas - Baniyas East - Near Baniyas Court - Abu Dhabi	8:00 - 14:00	8:00 - 14:00	02-8945226
	Dalma Mall Branch	Dalma Mall - Al Wazn St - Abu Dhabi Industrial City - ICAD I - Abu Dhabi	10:00 - 22:00	8:00 - 14:00	02-6520963
	Madinat Zayed Branch	Madinat Zayed City - MZW13 - Near Al Dhafra Family Medicine Center - Abu Dhabi	8:00 - 14:00	8:00 - 14:00	02-8945233
Dubai Region	BR-Al Qusais Branch	ADIB Wasel Masaken Al Qusais first, Dubai	8:00 - 14:00	8:00 to 2:00 Fridays - 8:00 to 12:00 noon	04-3161802
	BR-Shaikh Zayed Road Branch	ADIB Emarat Atrium Opp Emirates Holidays Hotel, Shk Zayed Road. Dubai	8:00 - 14:00	8:00 am to 2:00 Fridays - 8:00 to 12:00 noon	04-4090008
	BR-Nad Al Sheba Branch	ADIB Avenue Mall Nad Al Sheba 2, Dubai	10:00 AM - 5:00 PM 04:00 PM - 10:00 PM (Friday)	10:00 to 5:00 Fridays - 4:00 to 10:00	04-3719449
East Coast Region	Ras Al Khaimah	Opposite Al Manar Mall, Al Muntasir Road, Al Juwais, Ras Al Khaimah	8:00 - 14:00	8:00 to 14:00	07-2043848
	Al Dhaid	Al Dhaid Qadeema - Weshah 1, Sharjah, UAE	8:00 - 14:00	8:00 to 14:00	06-7038140
	Fujairah	Sh - Hamad Bin Abdulla Road - Fujairah	8:00 - 14:00	8:00 to 14:00	09-2013171
Sharjah & NE Region	BR - Sharjah	Al Musalla Area opposite Etisalat	8:00-14:00	8:00-14:00	06-7038137
	Al Juraina	Matajer Al Juraina opposite University Hospital	10:00-22:00	10:00-14:00	06-7038157
	Al Hamidiya	Al Hamidiya 1 – Kenz hypermarket	8:00-14:00	8:00-14:00	06-5198207
	Umm Al Quwain	Al Salama road, UAQ Co-op building	8:00-14:00	8:00-14:00	09-2083803

Participants
Lead Manager and Bookrunner Abu Dhabi Islamic Bank PJSC P.O. Box 313, Tel: 600 543216 Abu Dhabi, United Arab Emirates	Sole Receiving Bank Abu Dhabi Islamic Bank PJSC P.O. Box 313, Tel: 600 543216 Abu Dhabi, United Arab Emirates
Legal Advisors
UAE Legal Advisor	International Legal Advisor
IBRAHIM .N. PARTNERS 11th Floor, Sky Tower, Shams Abu Dhabi, Al Reem Island E-mail: Info@inp.legal P.O. Box 26942, Tel: +971 42 505 099 Abu Dhabi, United Arab Emirates	CLEARY GOTTLIEB STEEN & HAMILTON LLP Al Sila Tower, 27th Floor Abu Dhabi Global Market Square Al Maryah Island, P.O. Box 29920 Abu Dhabi, United Arab Emirates